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                                                                     EXHIBIT 21

                       LIST OF SIGNIFICANT SUBSIDIARIES
                       --------------------------------

1. Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership

2.  Prentiss Properties I, Inc., a Delaware corporation

3.  Prentiss Properties Limited II, Inc. a Texas corporation

4.  Prentiss Properties Limited, Inc., a Delaware corporation

5.  Prentiss Properties II, Inc., a Delaware corporation

6.  Prentiss Properties Real Estate Fund, L.P., a Delaware limited partnership

7.  Prentiss Properties Management, L.P., a Texas limited partnership